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As filed with the Securities and Exchange Commission on August 28, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

REGISTRATION STATEMENT ON
FORM S-3
UNDER THE SECURITIES ACT OF 1933

ODETICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	95-2588496 (I.R.S. Employer Identification Number)
1515 South Manchester Avenue Anaheim, California 92802 (714) 774-5000 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

GREGORY A. MINER
Chief Executive Officer and Chief Financial Officer
Odetics, Inc.
1515 South Manchester Avenue
Anaheim, California 92802
(714) 774-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Ellen S. Bancroft, Esq. Dorsey & Whitney LLP 38 Technology Drive Irvine, California 92618 (714) 424-5555

Approximate date of commencement of proposed sale to the public:
from time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Class A common stock, $0.10 par value per share (including associated preferred stock purchase rights)	4,533,332 shares(2)	$0.75	$3,399,999	$275.06

(1)
Estimate based upon the average of the bid and asked prices of the Registrant's Class A common stock on August 25, 2003, as reported by the Over-the-Counter Bulletin Board, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 416, this registration statement also covers any additional shares of Class A common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

4,533,332 Shares
ODETICS, INC.
Class A Common Stock

        This prospectus relates to the offering from time to time of a total of 4,533,332 shares of the Class A common stock of Odetics, Inc. or interests therein by the selling stockholders listed on page 17 and their transferees. All of these shares were issued or are issuable to the selling stockholders in connection with a private placement completed in July 2003 or in connection with the July 2003 restructuring of the lease for our principal operating facilities located in Anaheim, California. The prices at which the selling stockholders may sell their shares will be determined by the prevailing market price for their shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.

        We have two classes of common stock outstanding—the Class A common stock and the Class B common stock. The rights, preferences and privileges of each class of common stock are identical in all respects except for voting rights. As of the date of this prospectus, the holders of the Class A common stock are entitled to elect 25% of the Board of Directors rounded up to the nearest whole number, or two directors, and the holders of the Class A common stock and the Class B common stock, voting together as a single class, are entitled to elect the balance of the Board, or six directors. On all other matters to be addressed by a stockholder vote, the holders of Class A common stock have one-tenth of one vote per share held and the holders of Class B common stock have one vote per share held.

        Our Class A common stock and our Class B common stock are quoted on the Over-the-Counter Bulletin Board under the symbol "ODETA.OB" and "ODETB.OB," respectively. On August 25, 2003, the last reported sale price for the Class A common stock was $0.75 per share and the last reported sale price for the Class B common stock was $0.20 per share.

        You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing any of the Class A common stock offered by this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September    , 2003.

ODETICS

        Odetics, Inc. provides products, systems and services that control and manage the use of public roadways and secure access and safety of public and private facilities. We were founded in 1969 to supply digital recorders for use in the United States space program. We broadened our information automation product line to include time-lapse videocassette recorders for commercial security and surveillance applications through our Gyyr division, which was subsequently incorporated to form our Gyyr Incorporated subsidiary. We formed our Zyfer, Inc. subsidiary to develop and manufacture timing and synchronization products for telecommunication networks. Timing and synchronization products are devices that contain both hardware and software to synchronize the data streams in telecommunications networks and are used to increase the reliability and operability of such networks.

        In the early 1980s, we established our Odetics Broadcast division, which we later incorporated as Broadcast, Inc. Broadcast developed and supplied software-based systems that integrated, controlled and automated the management of multiple classes of equipment used in the operation of a broadcast studio and satellite uplink facility in the television, cable and satellite industries.

        Leveraging our expertise in video image processing, we entered into the intelligent transportation systems ("ITS") business with the introduction of a video-based vehicle detection system in 1993. In June 1997, we acquired certain assets comprising the Transportation Systems business from Rockwell International, creating our ITS division, which expanded our offerings to include advanced traffic management systems and advanced traveler information systems. We incorporated our ITS division as Odetics ITS, Inc. and broadened our systems offerings by acquiring Meyer, Mohaddes Associates, Inc. in 1998. In January 2000, we reincorporated Odetics ITS in Delaware and changed its name to Iteris, Inc. As of June 30, 2003, Odetics owned 74.5% of the outstanding common stock of Iteris and 59.1% of the common stock assuming full conversion of the outstanding Series A preferred stock of Iteris. We currently operate Meyer, Mohaddes Associates, Inc. as a wholly-owned subsidiary of Iteris.

        Beginning in late 2001, we began divesting certain of our business units in order to reduce our operating expenses and to focus on what we believed were our core businesses, Iteris, Inc. and, to a lesser extent, MAXxess Systems, Inc. In September 2001, we sold the assets of our Gyyr Closed Circuit Television ("CCTV") Products line, which included video recorders and equipment that facilitated video switching and multiplexing. Upon completion of this sale, we changed the name of our Gyyr subsidiary to MAXxess Systems, Inc., which currently designs and manufactures security management systems that feature a broad array of detection, monitoring and management capabilities for both governmental and commercial customers.

        In March 2003, we decided to cease the development and sale of any new Broadcast products and to sell Zyfer. As a result, we reduced our Broadcast organization to only support existing customer contracts for service and support through their expiration dates. In May 2003, we sold substantially all of the assets of Zyfer.

        After giving effect to our divestitures and narrowed focus mentioned above, we currently operate in only two business segments: ITS and Security Products. Our ITS segment consists of Iteris, our 59.11% owned subsidiary, and our Security Products segment consists of MAXxess, our wholly-owned subsidiary. We have recently entered into a letter of intent for the sale of the assets of MAXxess. It is anticipated that the transaction will be structured as a management buyout in which the senior management team of MAXxess will participate.

        Our principal executive offices are located at 1515 South Manchester Avenue, Anaheim, California 92802, and our telephone number is (714) 774-5000.

RISK FACTORS

        Our business is subject to a number of risks, some of which are discussed below. Other risks are presented elsewhere in this prospectus and in the information incorporated by reference into the prospectus. You should consider the following risks carefully in addition to the other information contained in this prospectus (including the information incorporated by reference) before purchasing the shares of our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

        Before deciding to invest in our company or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in this prospectus and in our other filings with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2003, as well as our subsequent report on Form 10-Q.

        We Have Experienced Substantial Losses and May Continue to Experiencing Losses for the Foreseeable Future. We experienced losses from continuing operations of $1.5 million in the three months ended June 30, 2003, $4.4 million in the year ended March 31, 2003 and $5.2 million in the year ended March 31, 2002. In the three months ended September 30, 2001, we downsized our business in connection with our sale of the Gyyr CCTV Products line, the discontinuation of the business of our Mariner Networks subsidiary and the reorganization of our European operations to reduce our operating expenses. In addition, in May 2003, we sold our Zyfer business, and we are continuing to explore the divestiture of the assets related to our Broadcast and MAXxess businesses. We cannot assure you that our efforts to downsize our operations or reduce our operating expenses or sell portions of our business will improve our financial performance, or that we will be able to achieve profitability on a quarterly or annual basis in the future. Most of our expenses are fixed in advance, and we generally are unable to reduce our expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. As a result, we may continue to experience losses, which would make it difficult to fund our operations and achieve our business plan, and could cause the market price of our common stock to decline.

        We Will Need to Raise Additional Capital in the Future, But We May Not Be Able to Secure Adequate Funds on Terms Acceptable to Us, or at All. We have generated significant net losses in recent periods, and have experienced negative cash flows from operations of $0.9 in the three months ended June 30, 2003, $4.8 million in the year ended March 31, 2003, $18.2 million in the year ended March 31, 2002 and $20.1 million in the year ended March 31, 2001. Although we completed a private placement in July 2003, the sale of our Anaheim, California property in May 2002 and the sale of our Zyfer subsidiary in May 2003, the majority of the proceeds from such sales were used to pay our outstanding debts and accounts payables. In addition, $2.5 million of the proceeds from the sale of the Anaheim property have been pledged to secure our performance under the leases for our Anaheim facility and was ultimately distributed to our landlord. In addition, we have yet to monetize the assets of our Broadcast subsidiary. As of June 30, 2003, our cash balance was approximately $0.2 million and we anticipate that we will need to raise additional capital in the future. Our Iteris subsidiary currently maintains a line of credit with a maximum availability of $5.0 million, which expires in August 2004. Substantially all of the assets of Iteris have been pledged to the lender to secure the outstanding indebtedness under this facility (although there were no amounts outstanding under the line of credit at March 31, 2003).

        We plan to raise additional capital in the near future, either through bank borrowings, other debt or equity financings, or the divestiture of additional business units or select assets. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all. These conditions, together with our recurring losses and cash requirements, raise substantial doubt about our ability to continue as a going concern.

        Our capital requirements will depend on many factors, including:

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  our ability to control costs;

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  market acceptance of our products and the overall level of sales of our products;

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  our ability to generate operating income;

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  our ability to renegotiate our existing real property leases;

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  increased research and development funding, and required investments in our business units;

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  increased sales and marketing expenses;

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  technological advancements and our competitors' response to our products;

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  capital improvements to new and existing facilities;

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  potential acquisitions of businesses and product lines;

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  our relationships with customers and suppliers; and

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  general economic conditions, including the effects of the current economic slowdown and international conflicts.

        If our capital requirements are materially different from those currently planned, we may need additional capital sooner than anticipated. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and such securities may have rights, preferences and privileges senior to our common stock. Additional financing may not be available on favorable terms or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to continue our operations as planned, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

        The Trading Price of Our Common Stock Is Highly Volatile and Our Shares Are No Longer Listed on the Nasdaq SmallCap Market and As Such, You May Not Be Able to Resell Your Shares of Stock at or Above the Price You Paid for Them or At All. The trading price of our common stock has been subject to wide fluctuations in the past. Since January 2000, our Class A common stock has traded at prices as low as $0.45 per share and as high as $29.44 per share and our Class B common stock has traded at prices as low as $0.20 per share and as high as $29.62 per share. In 2003, because we failed to meet the minimum stockholder's equity and minimum share price requirements for continued listing on the Nasdaq SmallCap Market, both our Class A common stock and Class B common stock were delisted from the Nasdaq SmallCap Market and currently trade on the Over-the-Counter Bulletin Board. As such, the average daily trading volume has decreased and it may be more difficult for you to sell your shares in the future at or above the price you paid for them, or at all. This delisting may also make it more difficult for the Company to raise additional funds in the future. In addition, our securities are subject to "penny stock" restrictions, including Rule 15g-9 under the 1934 Securities Exchange Act, as amended, which imposes additional sales practice requirements on broker-dealers, such as requirements pertaining to the suitability of the investment for the purchaser and the delivery of specific disclosure materials and monthly statements. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media's coverage of us, adverse effects on the ability of broker-dealers to sell our securities, and lower prices for our securities than might otherwise be obtained.

        The market price of our common stock could continue to fluctuate in the future in response to various factors, including, but not limited to:

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  quarterly variations in operating results;

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  our ability to control costs and improve cash flow;

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  shortages announced by suppliers;

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  announcements of technological innovations or new products by our competitors, customers or us;

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  acquisitions or businesses, products or technologies;

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  changes in pending litigation or new litigation;

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  changes in investor perceptions;

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  our ability to spin-off any business unit;

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  applications or product enhancements by us or by our competitors;

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  changes in earnings estimates or investment recommendations by securities analysts; and

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  international conflicts and political unrest.

        The stock market in general has recently experienced volatility, which has particularly affected the market prices of equity securities of many high technology companies. This volatility has often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. If we were to become the subject of a class action lawsuit, it could result in substantial losses and divert management's attention and resources from other matters.

        We Depend on Government Contracts and Subcontracts, and Because Many of our Government Contracts are Fixed Price Contracts, Higher Than Anticipated Costs Will Reduce Our Profit and Could Adversely Impact our Operating Results. A significant portion of the sales by Iteris were derived from contracts with governmental agencies, either as a general contractor, subcontractor or supplier. Government contracts represented approximately 26%, 38% and 47% of our total net sales and contract revenues for the years ended March 31, 2001, 2002 and 2003, respectively. We anticipate that revenue from government contracts will continue to increase in the near future. Government business is, in general, subject to special risks and challenges, including:

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  long purchase cycles or approval processes;

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  competitive bidding and qualification requirements;

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  performance bond requirements;

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  changes in government policies and political agendas;

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  delays in funding, budgetary constraints and cut-backs; and

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  milestone requirements and liquidated damage provisions for failure to meet contract milestones.

        In addition, a large number of our government contracts are fixed price contracts. As a result, we may not be able to recover for any cost overruns. These fixed price contracts require us to estimate the total project cost based on preliminary projections of the project's requirements. The financial viability of any given project depends in large part on our ability to estimate these costs accurately and complete the project on a timely basis. In the event our costs on these projects exceed the fixed contractual amount, we will be required to bear the excess costs. These additional costs adversely affect our financial condition and results of operations. Moreover, certain of our government contracts are subject to termination or renegotiation at the convenience of the government, which could result in a large decline in our net sales in any given quarter. Our inability to address any of the foregoing concerns or the loss or renegotiation of any material government contract could seriously harm our business, financial condition and results of operations.

        Economic Slowdown and Related Uncertainties Could Adversely Impact the Demand for Our Products. Concerns about inflation, decreased consumer confidence, reduced corporate profits and capital spending, and recent international conflicts and terrorist and military actions have resulted in a downturn in worldwide economic conditions, particularly in the United States. As a result of these unfavorable economic conditions, we have experienced a slowdown in customer orders, cancellations and rescheduling of backlog and higher overhead costs. In addition, recent political and social turmoil related to international conflicts and terrorist acts can be expected to put further pressure on economic conditions in the U.S. and worldwide. These political, social and economic conditions make it extremely difficult for our customers, our suppliers and us to accurately forecast and plan future business activities. If such conditions continue or worsen, our business, financial condition and results of operations will likely be materially and adversely affected.

        Our Quarterly Operating Results Fluctuate as a Result of Many Factors. Therefore, We May Fail to Meet or Exceed the Expectations of Securities Analysts and Investors, Which Could Cause Our Stock Price to Decline. Our quarterly revenues and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. Factors that could affect our revenues include, among others, the following:

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  our ability to raise additional capital;

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  our significant investment in research and development for our subsidiaries and business units;

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  our ability to control costs;

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  international conflicts and acts of terrorism;

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  our ability to develop, introduce, market and gain market acceptance of new products applications and product enhancements in a timely manner;

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  the size, timing, rescheduling or cancellation of significant customer orders;

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  the introduction of new products by competitors;

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  the availability of components used in the manufacture of our products;

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  changes in our pricing policies and the pricing policies by our suppliers and competitors, pricing concessions on volume sales, as well as increased price competition in general;

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  the long lead times associated with government contracts or required by vehicle manufacturers;

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  our success in expanding and implementing our sales and marketing programs;

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  the effects of technological changes in our target markets;

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  our relatively small level of backlog at any given time;

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  the mix of sales among our business units;

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  deferrals of customer orders in anticipation of new products, applications or product enhancements;

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  risks and uncertainties associated with our international business;

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  currency fluctuations and our ability to get currency out of certain foreign countries; and

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  general economic and political conditions.

        In addition, our sales in any quarter may consist of a relatively small number of large customer orders. As a result, the timing of a small number of orders may impact our quarter-to-quarter results. The loss of or a substantial reduction in orders from any significant customer could seriously harm our business, financial condition and results of operations.

        Due to all of the factors listed above and, our future operating results could be below the expectations of securities analysts or investors. If that happens, the trading price of our common stock could decline. As a result of these quarterly variations, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

        We Have Adopted a New Operating Strategy, Which Is Untried and Exposes Us to New Risks. Recently, we divested ourselves of many of our business units and have begun to focus our business on the business of our Iteris subsidiary and, less significantly, on emerging homeland security opportunities. We continue to explore options for the sale of our business units and have abandoned our strategy of incubating emerging companies, which required us to make significant investments in new business units with the goal of achieving profitability in each of our business units, and to a lesser extent, to monetize those business units for the benefit of our stockholders through an initial public offering or sale to a strategic buyer. The new focus of our business may not be profitable and the current climate of international conflicts and political unrest may not translate to a profitable market for our products. Our current business strategy is untried there is no assurance that the new business plan or the continued execution of the Iteris business will be successful.

        If We Do Not Keep Pace with Rapid Technological Changes and Evolving Industry Standards, We Will Not be Able to Remain Competitive and There Will Be No Demand for Our Products. Our markets are in general characterized by the following factors:

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  rapid technological advances;

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  downward price pressure in the marketplace as technologies mature;

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  changes in customer requirements;

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  frequent new product introductions and enhancements; and

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  evolving industry standards and changes in the regulatory environment.

        Our future success will depend upon our ability to anticipate and adapt to changes in technology and industry standards, and to effectively develop, introduce, market and gain broad acceptance of new products and product enhancements incorporating the latest technological advancements.

        We believe that we must continue to make substantial investments to support ongoing research and development in order to remain competitive. We need to continue to develop and introduce new products that incorporate the latest technological advancements in hardware, storage media, operating system software and applications software in response to evolving customer requirements. Our business and results of operations could be adversely affected if we do not anticipate or respond adequately to technological developments or changing customer requirements. We cannot assure you that any such investments in research and development will lead to any corresponding increase in revenue.

        If We Are Unable to Develop and Introduce New Products and Product Enhancements Successfully and in a Cost-Effective and Timely Manner, or to Achieve Market Acceptance of Our New Products, Our Operating Results Would be Adversely Affected. We believe our revenue growth and future operating results will depend on our ability to complete development of new products and enhancements, introduce these products in a timely, cost-effective manner, achieve broad market acceptance of these products and enhancements, and reduce our product costs. We may not be able to introduce any new products or any enhancements to our existing products on a timely basis, or at all. In addition, the introduction of any new products could adversely affect the sales of certain of our existing products.

        Our future success will also depend in part on the success of several products including AutoVue, our lane departure warning system. Iteris currently outsources the manufacture of its AutoVue product line to a single manufacturer. This manufacturer may not be able to produce sufficient quantities of this product in a timely manner or at a reasonable cost, which could materially and adversely affect our ability to launch or gain market acceptance of AutoVue.

        MAXxess is expecting its product offering to include chemical detection systems and a security solution for municipalities called Safe Cities. Our ability to be successful in this endeavor is dependent upon the completion of software development tasks and the continued cooperation of Draeger Safety, Inc.

        Market acceptance of our new products depends upon many factors, including our ability to accurately predict market requirements and evolving industry standards, our ability to resolve technical challenges in a timely and cost-effective manner and achieve manufacturing efficiencies, the perceived advantages of our new products over traditional products and the marketing capabilities of our independent distributors and strategic partners. Our business and results of operations could be seriously harmed by any significant delays in our new product development. Certain of our new products could contain undetected design faults and software errors or "bugs" when first released by us, despite our testing. We may not discover these faults or errors until after a product has been installed and used by our customers. Any faults or errors in our existing products or in any new products may cause delays in product introduction and shipments, require design modifications or harm customer relationships, any of which could adversely affect our business and competitive position.

        Acquisitions of Companies or Technologies May Require Us to Undertake Significant Capital Infusions and Result in Disruptions of Our Business and Diversion of Resources and Management Attention. Over the past few years, we have expanded our operations and made several substantial acquisitions of diverse businesses, including Meyer Mohaddes Associates, Inc., Viggen Corporation, and certain assets of the Transportation Systems business of Rockwell International. We may continue to engage in acquisitions of complementary businesses, products and technologies. Acquisitions may require significant capital infusions and, in general, acquisitions also involve a number of special risks, including:

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  potential disruption of our ongoing business and the diversion of our resources and management's attention;

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  the failure to retain or integrate key acquired personnel;

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  the challenge of assimilating diverse business cultures, and the difficulties in integrating the operations, technologies and information system of the acquired companies;

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  increased costs to improve managerial, operational, financial and administrative systems and to eliminate duplicative services;

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  the incurrence of unforeseen obligations or liabilities;

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  potential impairment of relationships with employees or customers as a result of changes in management; and

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  increased interest expense and amortization of acquired intangible assets.

        Acquisitions may also materially and adversely affect our operating results due to large write-offs, contingent liabilities, substantial depreciation, deferred compensation charges or goodwill amortization, or other adverse tax or audit consequences. Our failure to manage growth and integrate our acquisitions successfully could adversely affect our business, financial condition and results of operations.

        Our competitors are also soliciting potential acquisition candidates, which could both increase the price of any acquisition targets and decrease the number of attractive companies available for acquisition. We cannot assure you that we will be able to consummate any additional acquisitions, successfully integrate any acquisitions or realize the benefits anticipated from any acquisition.

        The Markets in Which We Operate Are Highly Competitive and Have Many More Established Competitors, Which Could Adversely Affect Our Sales or the Market Acceptance of Our Products. We compete with numerous other companies in our target markets and we expect such competition to increase due to technological advancements, industry consolidations and reduced barriers to entry. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, financial condition and results of operations. Many of our competitors have far greater name recognition and greater financial, technological, marketing and customer service resources than we do. This may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources to the development, promotion, sale and support of their products than we can. Recent consolidations of end users, distributors and manufacturers in our target markets have exacerbated this problem. As a result of the foregoing factors, we may not be able to compete effectively in our target markets and competitive pressures could adversely affect our business, financial condition and results of operations.

        We Do Not Have Employment Agreements with Any Key Personnel and We May be Unable to Attract and Retain Key Personnel, Which Could Seriously Harm Our Business. Due to the specialized nature of our business, we are highly dependent on the continued service of our executive officers and other key management, engineering and technical personnel, particularly Joel Slutzky, our Chairman of the Board, who recently retired as our Chief Executive Officer, and Gregory A. Miner, our Chief Executive Officer and Chief Financial Officer. We do not have any employment contracts with any of our officers or key employees. The loss of any of these individuals could adversely affect our business, financial condition or results of operations.

        Our success will also depend in large part upon our ability to continue to attract, retain and motivate qualified engineering and other highly skilled technical personnel. Competition for employees, particularly development engineers, is intense. We may not be able to continue to attract and retain sufficient numbers of such highly skilled employees. Our inability to attract and retain additional key employees or the loss of one or more of our current key employees could adversely affect our business, financial condition and results of operations.

        We May Not be Able to Adequately Protect or Enforce Our Intellectual Property Rights, Which Could Harm Our Competitive Position. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors could be able to access our proprietary technology and our business, financial condition and results of operations will likely be seriously harmed. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies or systems. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or design around our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.

        From time to time, we have received notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. We have engaged in litigation in the past, and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on terms acceptable to us, or at all. We also may have to indemnify certain customers or strategic partners if it is determined that we have infringed upon or misappropriated another party's intellectual property. Any of these results could adversely affect our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and could seriously harm our business, financial condition and results of operations.

        We Have Significant International Sales and Our International Business Operations May be Threatened by Many Factors That are Outside of Our Control. Despite the reorganization of our European operations and the resulting reduction in international sales, such sales have historically represented a small portion of our total net sales and contract revenue.

        International business operations are also subject to other inherent risks, including, among others:

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  unexpected changes in regulatory requirements, tariffs and other trade barriers or restrictions;

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  longer accounts receivable payment cycles;

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  difficulties in managing and staffing international operations;

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  potentially adverse tax consequences;

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  the burdens of compliance with a wide variety of foreign laws;

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  import and export license requirements and restrictions of the United States and each other country in which we operate;

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  exposure to different legal standards and reduced protection for intellectual property rights in some countries;

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  currency fluctuations and restrictions; and

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  political, social and economic instability.

        We believe that continued growth and profitability could require expansion of our international operations. Nearly all of our international sales from this point on are denominated in U.S. dollars. As a result, an increase in the relative value of the dollar could make our products more expensive and potentially less price competitive in international markets. We do not engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations.

        Any of the factors mentioned above may adversely affect our future international sales and, consequently, affect our business, financial condition and operating results. Furthermore, as we increase our international sales, our total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

        Some of Our Directors, Officers and Their Affiliates Can Control the Outcome of Matters that Require the Approval of Our Stockholders, and Accordingly We Will Not be Able to Engage in Certain Transactions Without Their Approval. As of June 18, 2003, our officers and directors beneficially owned approximately 21% of the total combined voting power of the outstanding shares of our Class A common stock and Class B common stock. As a result of their stock ownership, our management will be able to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions, regardless of how our other stockholders may vote. This concentration of voting control may have a significant effect in delaying, deferring or preventing a change in our management or change in control and may adversely affect the voting or other rights of other holders of common stock.

        Our Stock Structure and Certain Anti-Takeover Provisions May Affect the Price of Our Common Stock and Discourage a Third Party from Acquiring Us. Certain provisions of our certificate of incorporation and our stockholder rights plan could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Our Class A common stock entitles the holder to one-tenth of one vote per share and our Class B common stock entitles the holder to one vote per share. The disparity in the voting rights between our common stock, as well as our insiders' significant ownership of the Class B common stock, could discourage a proxy contest or make it more difficult for a third party to effect a change in our management and control. In addition, our Board of Directors is authorized to issue, without stockholder approval, up to 2,000,000 shares of preferred stock with voting, conversion and other rights and preferences superior to those of our common stock, as well as additional shares of Class B common stock. Our future issuance of preferred stock or Class B common stock could be used to discourage an unsolicited acquisition proposal.

        In March 1998, we adopted a stockholder rights plan and declared a dividend of preferred stock purchase rights to our stockholders. In the event a third party acquires more than 15% of the outstanding voting control of our company or 15% of our outstanding common stock, the holders of these rights will be able to purchase the junior participating preferred stock at a substantial discount off of the then current market price. The exercise of these rights and purchase of a significant amount of stock at below market prices could cause substantial dilution to a particular acquiror and discourage the acquiror from pursuing our company. The mere existence of a stockholder rights plan often delays or makes a merger, tender offer or proxy contest more difficult.

        We Do Not Pay Cash Dividends.    We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends on either class of our common stock in the foreseeable future.

        We May Be Subject to Additional Risks.    The risks and uncertainties described above are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement. You may read or obtain a copy of the registration statement from the SEC in the manner described above.

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The documents we incorporate by reference are:

1.
Our Annual Report on Form 10-K for the fiscal year ended March 31, 2003 filed with the SEC on June 30, 2003, as amended on July 29, 2003;

2.
Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the SEC on August 14, 2003;

3.
Our Current Report on Form 8-K filed with the SEC on May 23, 2003;

4.
Our Current Report on Form 8-K furnished to the SEC on June 6, 2003 (except for the information contained in Items 9 or 12 or any related exhibits);

5.
Our Current Report on Form 8-K furnished to the SEC on August 4, 2003 (except for the information contained in Item 12 or any related exhibits); and

6.
The description of our Class A common stock contained in our registration statement on Form 8-A filed with the SEC on October 14, 1987, including any amendment or report filed for the purpose of updating such description; and

7.
The description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on May 1, 1998, including any amendment or report filed for the purpose of updating such description.

        In addition, we incorporate by reference all reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and prior to the termination of this offering and all such reports and documents will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference. Requests for documents should be submitted in writing to the Secretary, at Odetics, Inc., 1515 South Manchester Avenue, Anaheim, California 92802, or by telephone at (714) 774-5000.

FORWARD-LOOKING STATEMENTS

        All statements included or incorporated by reference in this prospectus, other than statements or characterizations of historical fact, are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements concerning projected expenses, growth in revenue from government contracts, our ability to control costs, our accounting estimates, assumptions and judgments, the investment in research and development for our subsidiaries and business units, the market acceptance and performance of our products, the competitive nature of our markets, our ability to achieve product integration, the status of, and our ability to keep pace with, evolving technologies, the development and market acceptance of new product introductions, the adoption of future industry standards, our production capacity, our ability to consummate acquisitions and integrate their operations successfully, the need for additional capital, our ability to raise capital, and our ability to achieve profitability, monetize and spin-off any of our business units. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," similar expressions and variations or negatives of these words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements speak only as of the date of this prospectus and are based upon the information available to us at this time. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, some of which are listed under the section "Risk Factors" beginning on page 3 of this prospectus. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

USE OF PROCEEDS

        The shares of Class A common stock offered by this prospectus will be sold by the selling stockholders, and the selling stockholders will receive all of the proceeds from sales of such shares. We will not receive any proceeds from sales of the shares offered by this prospectus. However, we will receive the proceeds from the exercise of the warrants by the selling stockholders and those proceeds will be used for our general corporate purposes.

SELLING STOCKHOLDERS

        1515 South Manchester, LLC, the landlord for our principal operating facilities located in Anaheim, California, received 425,000 shares of our Class A common stock and a warrant to purchase up to an aggregate of 75,000 shares of our Class A common stock (the "Landlord Warrant") in connection with the July 2003 restructuring of the lease for the Anaheim property. The other selling stockholders acquired the shares held by them and offered by this prospectus in connection with our private placement completed in July 2003. Pursuant to the Securities Purchase Agreement, dated July 29, 2003, between us and the purchasers set forth on Schedule A to the agreement, such purchasers purchased (i) an aggregate of 3,666,666 shares of our Class A common stock, and (ii) warrants to purchase up to an aggregate of 366,666 shares of our Class A common stock at an exercise price of $1.50 per share, subject to adjustment in specified circumstances (the "Private Placement Warrants"). The Private Placement Warrants expire in July 2006 and become exercisable six months from the date of issuance. The Landlord Warrant has an exercise price of $5.00 per share and expires in July 2010.

        We may redeem the Landlord Warrant at a price of $1.00 if the closing sale price of one share of our Class A common stock equals or exceeds $7.50 for twenty consecutive trading days, subject to the right of the holder thereof to exercise the warrant prior to the redemption date.

        We agreed to effect a shelf registration (of which this prospectus is a part) to register all of the shares issued or issuable in connection with the July 2003 private placement in order to permit those selling stockholders and their transferees to sell these shares from time to time in the public market or in privately-negotiated transactions. We have agreed to use our best efforts to keep the registration statement effective until the earlier of:

        (i)    the date on which all of the shares covered by this prospectus have been sold, and

        (ii)   the date on which all of the shares covered by this prospectus may be sold pursuant to Rule 144(k) under the Securities Act of 1933, as amended.

The shares issued or issuable to 1515 South Manchester, LLC are being registered pursuant to its piggyback registration rights.

        This prospectus also covers any additional shares of Class A common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class A common stock. In addition, this prospectus covers the preferred stock purchase rights which currently trade with the Class A common stock and entitle the holder to purchase additional shares of Class A common stock under certain circumstances. See "Risk Factors—Our Stock Structure and Certain Anti-Takeover Provisions May Affect the Price of Our Common Stock and Discourage a Third Party from Acquiring Us."

        The following table sets forth the number of shares of our Class A common stock beneficially owned by the selling stockholders as of August 25, 2003, based on the selling stockholders' representations regarding their ownership. We cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may sell all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares.

        Except as indicated in this section, we are not aware of any material relationship between us and the selling stockholders within the past three years other than as a result of the selling stockholders'

beneficial ownership of our common stock. On August 25, 2003, 18,558,617 shares of our Class A common stock were outstanding.

					Beneficially Owned After Offering(1)
Selling Stockholders	Number of Shares		Number of Shares Being Offered in Offering		Number of Shares	Percent(2)
Sacc Partners, L.P.(3)	1,833,333		2,016,666	(6)	—	—
Pleiades Investment Partners R L.P.	1,033,808	(7)	641,666	(8)	—	—
B. Riley & Co.(3)	665,893		458,334	(9)	—	—
Bryant Riley(3)	333,333		366,666	(10)	—	—
Jeremy Nowak and William Nowak	250,000		275,000	(11)	—	—
Wachovia Securities, LLC C/F Gregory A. Miner, IRA(4)	526,535	(12)	183,334	(13)	—	—
Tom Kelleher(3)	83,333		91,666	(14)	—	—
1515 South Manchester, LLC(5)	500,000	(15)	500,000	(15)	—	—

(1)
This table assumes that all shares owned by the selling stockholders which are offered by this prospectus are being sold. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders also may offer and sell less than the number of shares indicated. The selling stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale.

(2)
Based on 18,558,617 shares of Class A common stock outstanding on August 25, 2003.

(3)
Bryant Riley owns all of the outstanding shares of B. Riley & Co., Inc., an NASD member broker-dealer. Mr. Riley also manages and owns all of the outstanding membership interests of Riley Investment Management LLC ("RIM"), a California registered investment adviser. RIM is the investment adviser to and general partner of SACC Partners L.P.

(4)
The shares are beneficially owned by Gregory Miner, the Chief Executive Officer, the Chief Financial Officer and a director of Odetics.

(5)
1515 South Manchester, LLC is our landlord for our principal operating facilities located in Anaheim, California.

(6)
Includes 183,333 shares of Class A common stock subject to a warrant.

(7)
The voting power over all 1,033,808 shares are shared by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit. Potomac Capital Management Inc. is the Investment Manager of a managed account of Pleiades Investment Partners-R, LP. Paul J. Solit is the President and sole owner of Potomac Capital Management Inc. Potomac Capital Management LLC is the General Partner of Potomac Capital Partners LP. Mr. Paul J. Solit is the Managing Member of Potomac Capital Management LLC. Potomac Capital Management Inc. is the Investment Manager of Potomac Capital International Ltd., an international business company formed under the laws of the British Virgin Islands. Paul J. Solit is a Director of Potomac Capital International Ltd.

(8)
Includes 58,333 shares of Class A common stock subject to a warrant.

(9)
Includes 41,667 shares of Class A common stock subject to a warrant.

(10)
Includes 33,333 shares of Class A common stock subject to a warrant.

(11)
Includes 25,000 shares of Class A common stock subject to a warrant.

(12)
Includes, in addition to the shares being offered in this offering, 153,334 shares of Class A common stock held directly by Mr. Miner in his name, 7,645 shares of Class A common stock held for the benefit of Mr. Miner under Odetics' 401(k) and Stock Ownership Plan, and 198,889 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after August 25, 2003.

(13)
Includes 16,667 shares of Class A common stock subject to a warrant.

(14)
Includes 8,333 shares of Class A common stock subject to a warrant.

(15)
Includes 75,000 shares of Class A common stock subject to a warrant which is immediately exercisable.

PLAN OF DISTRIBUTION

        We are registering the shares of Class A common stock covered by this prospectus on behalf of the selling stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of Class A common stock or interests therein received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. We will not receive any of the proceeds from sales of the shares by the selling stockholders or their transferees. If the warrants were exercised in full, we would receive net proceeds of $924,999, which would be used for general corporate purposes.

        The selling stockholders named in this prospectus, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other transfer after the date of this prospectus, may sell or otherwise dispose of these shares or interests therein from time to time. The selling stockholders will act independently of Odetics in making decisions with respect to the timing, manner and size of each disposition. The dispositions may be made on one or more exchanges or in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may effect such transactions by selling their shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

  •
  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

  •
  an exchange distribution in accordance with the rules of such exchange;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market, including negotiated sales;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  through the settlement of short sales;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

  •
  in privately negotiated transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in such resales.

        The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of their shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may loan or pledge their shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

        In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchase and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s),

  •
  the number of shares involved,

  •
  the price at which such shares were sold,

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

  •
  other facts material to the transaction.

        In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of their shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act. In addition, we have agreed to indemnify the selling stockholders and their affiliates against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

        The legality of the shares offered hereby will be passed upon for Odetics by Dorsey & Whitney LLP, Irvine, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended March 31, 2003, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to our consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

ODETICS, INC.

4,533,332 Shares
of
Class A common stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee	$275
Printing Expenses	2,000
Legal Fees and Expenses	7,500
Accounting Fees and Expenses	7,500
Miscellaneous	2,000

Total	$19,275

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of their shares.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under Section 145 of the Delaware General Corporation Law, Odetics can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Odetics' bylaws provide that Odetics will indemnify its directors and officers to the fullest extent permitted by law and require Odetics to advance litigation expenses upon receipt by Odetics of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Odetics' certificate of incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to Odetics and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Odetics or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        Odetics has entered into agreements to indemnify its directors, the directors of certain of its subsidiaries and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify Odetics' directors and certain of its officers for certain expenses, attorneys' fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of Odetics, on account of services as a director or officer of Odetics, or as a director or officer of any other company or enterprise to which the person provides services at the request of Odetics.

ITEM 16. EXHIBITS

EXHIBIT NUMBER
4.1	Specimen of Class A common stock and Class B common stock certificates (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to Odetics' Registration Statement on Form S-1 (Reg. No. 033-67932) as filed with the SEC on September 30, 1993).
4.2
Form of rights certificate for Odetics' preferred stock purchase rights (incorporated by reference to Exhibit A of Exhibit 4 to Odetics' Current Report on Form 8-K as filed with the SEC on May 1, 1998).
4.3	Stock Purchase Agreement dated July 25, 2003 by and between Odetics, Inc. and 1515 South Manchester, LLC.
4.4	Warrant to Purchase Common Stock issued to 1515 South Manchester, LLC.
4.5	Securities Purchase Agreement dated July 29, 2003 among Odetics, Inc. and the purchasers set forth on Schedule A thereto.
4.6	Form of Warrant for private placement investors.
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of Independent Auditors.
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page).

ITEM 17. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of Odetics' Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Odetics pursuant to the foregoing provisions, or otherwise, Odetics has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Odetics of expenses incurred or paid by a director, officer or controlling person of Odetics in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Odetics will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Anaheim, state of California, on the 28th day of August, 2003.

ODETICS, INC.
By:	/s/ GREGORY A. MINER Gregory A. Miner, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Gregory A. Miner and Gary W. Smith, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GREGORY A. MINER Gregory A. Miner	Chief Executive Officer and Chief Financial Officer (principal executive officer and principal financial officer)	August 28, 2003
/s/ JOEL SLUTZKY Joel Slutzky	Chairman of the Board	August 28, 2003
/s/ KEVIN C. DALY Kevin C. Daly	Director	August 28, 2003
/s/ CRANDALL L. GUDMUNDSON Crandall L. Gudmundson	Director	August 28, 2003

/s/ JERRY F. MUENCH Jerry F. Muench	Director	August 28, 2003
/s/ JOHN W. SEAZHOLTZ John W. Seazholtz	Director	August 28, 2003
/s/ THOMAS L. THOMAS Thomas L. Thomas	Director	August 28, 2003
/s/ PAUL E. WRIGHT Paul E. Wright	Director	August 28, 2003
/s/ GARY W. SMITH Paul E. Wright	Vice President, Secretary and Controller (principal accounting officer)	August 28, 2003

INDEX OF EXHIBITS

EXHIBIT NUMBER
4.1	Specimen of Class A common stock and Class B common stock certificates (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to Odetics' Registration Statement on Form S-1 (Reg. No. 033-67932) as filed with the SEC on September 30, 1993).
4.2
Form of rights certificate for Odetics' preferred stock purchase rights (incorporated by reference to Exhibit A of Exhibit 4 to Odetics' Current Report on Form 8-K as filed with the SEC on May 1, 1998).
4.3	Stock Purchase Agreement dated July 25, 2003 by and between Odetics, Inc. and 1515 South Manchester, LLC.
4.4	Warrant to Purchase Common Stock issued to 1515 South Manchester, LLC.
4.5	Securities Purchase Agreement dated July 29, 2003 among Odetics, Inc. and the purchasers set forth on Schedule A thereto.
4.6	Form of Warrant for private placement investors.
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of Independent Auditors.
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page).

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  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
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  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
INDEX OF EXHIBITS